Exhibit 99.1

Brink’s Announces Retirement of Chairman, President and CEO at Year-End

Thomas C. Schievelbein Appointed as interim Executive Chairman for Transition

RICHMOND, Va. – November 14, 2011 – The Brink’s Company (NYSE: BCO), a global leader in security-related services, today announced the retirement of Michael T. Dan as President and Chief Executive Officer and a member of the Board of Directors on December 23, 2011.  Mr. Dan, 61, began his career at Brink’s in 1982.  He has served as President and Chief Executive Officer of Brink’s since 1998 and as Chairman of the Board of Directors since 1999.

The Board of Directors has appointed Thomas C. Schievelbein to serve as interim Executive Chairman for the remainder of the calendar year.  Effective December 24, 2011, the Board has appointed Mr. Schievelbein as interim President and Chief Executive Officer.  Mr. Schievelbein, a member of the Brink’s Board of Directors since 2009, has extensive leadership experience and knowledge of the Company, as well as broad operational, business technology development and risk mitigation and control experience.

“Over the past 29 years I have had the honor of playing a role in Brinks’ evolution into the world’s premier security-related services company,” said Michael T. Dan. “It has been a pleasure working with the very talented employees here at Brink’s.  We have built a strong brand and a culture of value creation and dependability, and I am confident that Brink’s is in a great position to grow and achieve great success in the future.  I look forward to working with Tom, as Executive Chairman, until the end of the year, which will provide for a smooth transition.”

“On behalf of the Board, I would like to thank Michael for his service to Brink’s over the past 29 years, and wish him and his family the very best,” said Murray D. Martin, Lead Director of The Brink’s Company.  “The Board has put considerable work into the succession planning process, including a review of potential internal candidates.  We are committed to carrying out a thorough search to identify the right candidate to lead our company into the future, and will complete the search as expeditiously as possible.  We are pleased that Tom has agreed to serve as Executive Chairman until year-end and as interim President and CEO thereafter until a successor is appointed.  Tom is a seasoned executive with the right leadership experience to ensure a seamless transition, and to continue to execute on our strategic plan.”

Consistent with its succession planning, the Board of Directors has formed a search committee of three independent directors to identify a permanent President and CEO, and is in the process of retaining an executive recruiting firm to assist in the search.  The search process will include a full review of internal and external candidates.

Also effective December 24, 2011, Murray D. Martin, currently Lead Director of the Brink’s Board of Directors, will serve as non-executive interim Chairman and continue to serve the functions of the Lead Director.

The Company reiterated the guidance it gave on October 27, 2011. The Company’s initial outlook for 2012 calls for continued strong organic revenue growth in the mid-to-high single-digit percentage range with a segment profit margin between 6.5% and 7.0%.  The Company will provide more detail with the release of its fourth-quarter earnings results.

About Thomas C. Schievelbein

Mr. Schievelbein is the retired President of Northrop Grumman Newport News, a subsidiary of the Northrop Grumman Corporation.  Mr. Schievelbein served as President of Northrop Grumman Newport News from November 2001 until his retirement in November 2004.  From October 1995 to October 2001, he served as Executive Vice President and Chief Operating Officer of Newport News Shipbuilding, Inc., where he was responsible for over 18,000 employees.  Mr. Schievelbein currently serves as a director of McDermott International, Inc., Huntington Ingalls Industries, Inc. and serves as lead director of New York Life Insurance Company. Mr. Schievelbein has executive-level operational, business technology development and risk mitigation and control experience through his leadership of Northrop Grumman Newport News and Newport News Shipbuilding, Inc.  Through his service on other boards of directors and the Company’s Board of Directors, Mr. Schievelbein has also gained knowledge and experience of executive compensation, audit, risk oversight and corporate governance matters.  Mr. Schievelbein has been a director of The Brink’s Company since 2009.

About Murray D. Martin

Mr. Martin is Chairman, President and Chief Executive Officer of Pitney Bowes Inc. since January 2009.  Prior to his current position, Mr. Martin served as President and Chief Executive Officer of Pitney Bowes Inc. from May 2007 to December 2008 and President and Chief Operating Officer of Pitney Bowes Inc. from October 2004 to May 2007.  From January 2001 to October 2004, he served as Executive Vice President and Group President of Global Mailstream Solutions, a division of Pitney Bowes Inc.  From January 1998 to January 2001, he was President of Pitney Bowes International.  Mr. Martin has chief executive officer experience through his leadership of Pitney Bowes Inc., as well as executive-level operational experience leading a multi-national company with a significant international presence.  Mr. Martin has been a director of The Brink’s Company since 2005.

About Michael T. Dan

Mr. Dan is President and Chief Executive Officer of the Company.  Mr. Dan was Chairman of the Board from 1999 to 2011.  Prior to his election as President and Chief Executive Officer of the Company in February 1998, he served as President and Chief Executive Officer of Brink’s, Incorporated beginning in 1993.  Mr. Dan currently serves as a director of Principal Financial Group, Inc. and Principal Life Insurance Company.  Mr. Dan has significant and extensive experience with and knowledge of the Company, its operations and the secure logistics industry, as well as chief executive officer-level experience in international operations, risk management, brand management and customer service.  Through his service on the board of directors of another publicly-traded company and the Company’s Board of Directors, he has also gained experience in the areas of strategic planning, corporate governance and human resources. Mr. Dan has been a director of The Brink’s Company since 1998.

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure transportation and cash management services. For more information, please visit The Brink’s Company website at www.Brinks.com.

Forward-Looking Statements

This release contains forward-looking statements as contemplated by the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release do not constitute guarantees of future performance.  Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company's business, economic and competitive factors and other risks detailed in the company's filings with the Securities and Exchange Commission.  The Company assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts:

The Brink’s Company

Investor Relations

804.289.9709